For Immediate Release

Contact:
(Company)                                          (Corporate Communications)
Barbara Duncan                                     Kathleen Eppolito
Chief Financial Officer                            Scientia Communications, Inc.
DOV Pharmaceutical, Inc.                           (718) 281-1809
(201) 968-0980

                  DOV PHARMACEUTICAL, INC. ANNOUNCES PRICING OF
                 $65 MILLION OF 2.50% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2025

Hackensack, NJ, December 16, 2004 - DOV Pharmaceutical, Inc. (Nasdaq: DOVP) ("DOV" or the "Company") announced today the pricing of its offering of $65 million of convertible subordinated debentures due 2025 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The debentures will bear interest at a rate of 2.50%. The Company has also granted the initial purchasers of the debentures an option to purchase up to an additional $15 million aggregate principal amount of such debentures. The sale of the debentures is expected to close on December 22, 2004.

The debentures will be unsecured and subordinated in right of payment to senior indebtedness, and will initially be convertible into the Company's common stock at a conversion rate of 43.9560 shares per $1,000 principal amount of the debentures, subject to adjustment in certain events. The conversion rate is equal to an initial conversion price of approximately $22.75 per share.

The Company has the right to redeem the debentures beginning on January 15, 2008 and before January 15, 2012, at 100% of the principal amount of the debentures, plus any accrued and unpaid interest, if the price of the Company's common stock reaches a specific threshold. The Company has the right to redeem the debentures at any time on or after January 20, 2012, at 100% of the principal amount of the debentures, plus any accrued and unpaid interest.

The holders of the debentures can require the Company to repurchase their debentures on January 15, 2012, January 15, 2015 and January 15, 2020, or upon the occurrence of a fundamental change, at 100% of the principal amount of the debentures, plus any accrued and unpaid interest. The debentures will mature on January 15, 2025.

The Company intends to use the net proceeds for general corporate purposes, including working capital, research and development, capital expenditures, and potential acquisitions or other strategic investments.


  433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

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The debentures will be offered only to qualified institutional buyers, as defined in Rule 144A under the Securities Act. The debentures will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "estimates," "projects" and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond DOV's control, and could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, DOV's ability to complete the offering of convertible subordinated debentures under acceptable terms or on the anticipated timetable, market conditions, and other risks and uncertainties detailed from time to time in DOV's filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 in the section entitled "Risk Factors and Factors Affecting Forward-Looking Statements." We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


  433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax